EXHIBIT 23.1

             CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Cornerstone Imaging, Inc., on Form S-8 (File No. 33-09727) of our reports dated January 31, 1997 (except for note 13 as to which the date is February 14, 1997) on our audits of the consolidated financial statements and financial statement schedule of Cornerstone Imaging, Inc., as of December 31, 1996 and 1995 and each of the three years in the period ended December 31, 1996, which reports are included in the Annual Report on Form 10-K on page 41 and II-1.




COOPERS & LYBRAND, L.L.P.
San Jose, California
March 28, 1997